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                                                                      EXHIBIT 11

                             INFOSAFE SYSTEMS, INC.
                          (a development stage company)

                   COMPUTATION OF NET (LOSS) PER COMMON SHARE



                                                         Year Ended July 31,
                                                    ----------------------------
                                                        1995            1996
                                                    ------------    ------------
Net (loss) attributable to common
   shareholders. . . . .  . . . . . . . .           $(2,628,783)    $(3,496,580)
                                                    ===========     ===========


Weighted average number of Class A common
   shares outstanding . . . . . . . . . .             1,479,986       2,641,907



Weighted average number of Class B common
   shares outstanding . . . . . . . . . .             1,494,987       1,464,427



Add common share equivalents issued within
   twelve months prior to an initial
   public offering (determined by
   the "treasury stock" method) . . . . .                85,050



Less escrow shares. . . . . . . . . . . .              (781,244)       (781,244)
                                                    -----------     -----------


Weighted average number of common shares
   and common share equivalents
   outstanding. . . . . . . . . . . . . .             2,278,779       3,325,090
                                                    ===========     ===========



Net (loss) per common share and common
   share equivalents. . . . . . . . . . .               $(1.15)          $(1.05)
                                                      =========        =========


                   The accompanying notes are an integral part
                         of these financial statements.